Exhibit 10.2

Execution Version

SERIES A SENIOR PREFERRED STOCK

PURCHASE AGREEMENT

BETWEEN

ATI PHYSICAL THERAPY, INC.

AND

THE PURCHASERS SIGNATORY HERETO

Dated as of February 24, 2022

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LIST OF EXHIBITS

EXHIBIT A	SCHEDULE OF PURCHASERS
EXHIBIT B	FORM OF WARRANT AGREEMENT
EXHIBIT C	FORM OF OPINION
EXHIBIT D	FORM OF SOLVENCY CERTIFICATE

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SERIES A SENIOR PREFERRED STOCK PURCHASE AGREEMENT

This SERIES A SENIOR PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2022 (the “Closing Date”), is made by and between ATI Physical Therapy, Inc., a Delaware corporation (the “Company”), and each of the parties listed on Exhibit A hereto as “Purchaser” (each, a “Purchaser” and, collectively, the “Purchasers” and, together with the Company, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in Section 6.1 or provided to them in the Credit Agreement (as defined below), as the context requires.

PRELIMINARY STATEMENTS

A. The Company desires to issue and sell to the Purchasers: (i) an aggregate of 165,000 authorized but unissued shares of Series A Senior Preferred Stock, par value of $0.0001 per share (the “Series A Preferred Shares”); and (ii) warrants representing the right to purchase, on the terms and subject to the conditions set forth in the applicable warrants, the applicable number of shares of Common Stock (as defined below) at the applicable exercise price set forth in such warrant, on the terms and subject to the conditions set forth in this Agreement and, in the case of such warrants, the Warrant Agreement (as defined below).

B. Each Purchaser desires to subscribe for the Series A Preferred Shares on the terms and subject to the conditions set forth in this Agreement.

C. This Agreement is being entered into, and the issue of the Series A Preferred Shares is being concurrently consummated on the Closing Date (as defined below).

The Parties agree as follows:

ARTICLE I

SUBSCRIPTION AND ISSUE OF SECURITIES

SECTION 1.1 Subscription and Issue of Securities.

(a) Subscription and Issue. Subject to all of the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenants and other agreements set forth herein, at the Closing, (i) the Company shall issue to each Purchaser the respective number of Series A Preferred Shares set forth opposite such Purchaser’s name on Exhibit A hereto in the column labeled “Purchased Shares” (collectively, the “Purchased Shares”), in each case for $990.00 per Series A Preferred Share, which such amount represents 99% of the initial stated value of each Series A Preferred Share and satisfies all obligations to pay the Commitment Fee (as defined in the Fee Letter), resulting in an aggregate purchase price for the Series A Preferred Shares issued pursuant to this Agreement of $163,350,000 (the “Aggregate Purchase Price”), and (ii) each Purchaser shall subscribe for and purchase such number of Series A Preferred Shares and pay the portion of the Aggregate Purchase Price set forth opposite such Purchaser’s name on Exhibit A hereto in the column labeled “Purchase Price”, by wire transfer in immediately available funds.

(b) Series A Preferred Shares. (i) The Series A Preferred Shares will (A) be issued at the Closing to each Purchaser fully paid, non-assessable and free and clear of any Encumbrances (other than any restrictions set forth in the governing documents or Encumbrances created by applicable securities laws) and otherwise in accordance with the terms of this Agreement, (B) be registered to the Purchaser in the Company’s share records, and (C) have the designations, rights, preferences, powers, restrictions and limitations set forth in the Charter and the Certificate of Designation, and (ii) the holders of the Series A Preferred Shares will have the rights set forth in the Investors’ Rights Agreement.

SECTION 1.2 Closing. The consummation of the sale and purchase of the Series A Preferred Shares in accordance with the terms of this Agreement (the “Closing”) will take place remotely via the exchange of signatures, promptly following execution of this Agreement on the Closing Date.

SECTION 1.3 Closing Deliverables.

(a) At Closing, the Company shall deliver to each Purchaser:

(i) the Investors’ Rights Agreement, duly executed by the Company;

(ii) the Warrant Agreement, in substantially the form attached hereto as Exhibit B, duly executed by the Company and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”);

(iii) to each applicable Purchaser, the applicable Warrants (as defined in the Warrant Agreement), representing the right to purchase, on the terms and subject to the conditions set forth in the applicable Warrant, the applicable number of shares of Common Stock (as defined below) (collectively, the “Warrant Shares”), at the applicable exercise prices as set forth opposite such Purchaser’s name on Exhibit A hereto in the columns labeled “Penny Warrant Shares” and “$3 Warrant Shares”, as applicable, issued (A) via book-entry registration on the books and records of the Warrant Agent and evidenced by Warrant Statements (as defined in the Warrant Agreement), in customary form and substance, and/or (B) if requested by any applicable Purchaser, in its capacity as a Warrantholder (as defined in the Warrant Agreement), in the form of one or more global certificates;

(iv) a certificate, dated as of the Closing Date, certifying (i) the bylaws of the Company; (ii) resolutions of the Board of Directors of the Company approving this Agreement and each other Related Agreement and the transactions contemplated hereby and thereby, duly executed by the Secretary of the Company;

(v) an opinion from Weil, Gotshal & Manges LLP, counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C;

(vi) a solvency certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D, duly executed by an authorized officer of the Company;

(vii) evidence of the book entry issuance of the Series A Preferred Shares issued to such Purchaser pursuant to this Agreement; and

(viii) a good standing certificate for the Company from the Secretary of State of the State of Delaware.

(b) At Closing, each Purchaser shall deliver to the Company:

(i) the portion of the Aggregate Purchase Price set forth opposite such Purchaser’s name on Exhibit A hereto in the column labeled “Purchase Price”;

(ii) the Investors’ Rights Agreement, duly executed by such Purchaser; and

(iii) a properly completed and duly executed Internal Revenue Service Form W-9 (or applicable W-8) of such Purchaser.

SECTION 1.4 Purchase Price Allocation. The Company and each Purchaser acknowledge and agree that for U.S. federal and applicable state and local income tax purposes (i) the Aggregate Purchase Price shall be allocated between the Series A Preferred Shares issued to the Purchaser hereunder and the Warrants delivered to the Purchaser hereunder based on their relative fair market values as of the Closing Date and (ii) such allocation shall be used in determining the issue price and redemption premium of the Series A Preferred Shares for purposes of Treasury Regulation Section 1.305-5(b). The Company shall provide its determination of such allocation, issue price and redemption premium to the Purchasers in a reasonable manner.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser, as of the Closing Date, that:

SECTION 2.1 Existence, Qualification and Power; Compliance with Laws. The Company: (a) is a Person duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to (i) own its assets and to carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under this Agreement and each Related Agreement to which it is a party; (c) is duly qualified and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; (d) is in compliance with all applicable laws, writs, injunctions and orders; and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each Related Agreement to which it is a party, the issuance and sale of the Series A Preferred Shares pursuant to this Agreement, and the issuance of the Warrants and, upon exercise in accordance with the terms and conditions thereof, the issuance and sale of the Warrant Shares, has been duly authorized by all necessary corporate action on the part of the Company. None of the execution, delivery or performance by the Company of each such agreement to which the Company is a party, nor the consummation of the Transactions, will contravene the terms of any of its Organizational Documents. The Company is not: (a) in violation of its certificate of incorporation or bylaws; or (b) in default in the performance or observance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company is a party or by which its properties may be bound, except, in the case of clause (b), such defaults or violations, as the case may be, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 2.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any Related Agreement to which it is a party, except: (a) such as have been obtained or made, or will be obtained or made, by the Company under the applicable state securities or Blue Sky laws; (b) as shall have been obtained or made prior to the Closing Date by the Company and which are in full force and effect on the Closing Date; and (c) where the failure to obtain any such approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority as would not impair, in any material respect, the ability of the Company to consummate the Transactions or perform its obligations under this Agreement or the Related Agreements to which it is a party.

SECTION 2.4 Binding Effect. This Agreement and each other Related Agreement to which it is a party has been duly executed and delivered by the Company. This Agreement and each other Related Agreement to which it is a party constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by law and by general principles of equity and principles of good faith and fair dealing.

SECTION 2.5 Capitalization.

(a) The Company has filed the Certificate of Designation with the Secretary of State of the State of Delaware prior to the Closing. Immediately prior to the consummation of the Transactions, the authorized Equity Interests of the Company consisted of (i) 450,000,000 shares of Class A common stock (“Common Stock”), with a par value of $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, of which 165,000 shares have been designated as “Series A Non-Convertible Senior Preferred Stock” with the Stated Value, which are sufficient to allow for the payment of dividends in kind, in each case, none of which were held in treasury or issued and outstanding. As of February 17, 2022, 197,413,999 shares of Common Stock were issued and outstanding, and, as of the date hereof, no shares of preferred stock are issued and outstanding other than the preferred shares authorized and sold pursuant to this Agreement. Except for this Agreement and as disclosed on Schedule 2.5 of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company is a party obligating the Company to issue, transfer or sell any shares or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests of the Company.

(b) The Series A Preferred Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, and the Warrant Shares, when issued and delivered and paid for in compliance with the provisions of the Warrant Agreement and the Warrants, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable and free of restrictions on transfer except for restrictions on transfer arising under (i) applicable securities Laws, (ii) the Company’s Organizational Documents, (iii) the Related Agreements and (iv) liens, encumbrances and other restrictions created by or imposed by any applicable Purchaser.

(c) As of the Closing and the issuance of the Series A Preferred Shares, the Series A Preferred Shares shall, with respect to dividend rights and payment rights upon the Company’s liquidation, winding up or dissolution, rank senior to all other Equity Interests of the Company, including any other class or series of its Equity Interests.

SECTION 2.6 Offering of Securities. Neither the Company nor any Person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Series A Preferred Shares or the Warrants to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder) which would reasonably be expected to subject the offering, issuance or sale of the Series A Preferred Shares or the Warrants to the Purchasers pursuant to this Agreement to the registration requirements of the Securities Act.

SECTION 2.7 No Registration. The offer, issuance, sale and delivery of the Series A Preferred Shares pursuant to this Agreement, and the offer, issuance, sale and delivery of the Warrants, and upon exercise of the Warrants pursuant to the terms and conditions of the Warrants and the Warrant Agreement, as applicable, the issuance, sale and delivery of the Warrant Shares, as applicable, are, assuming the accuracy of the representations and warranties set forth in Article III, in compliance with, and exempt from the registration requirements of, the Securities Act and all other applicable securities Laws.

SECTION 2.8 Financial Condition; No Material Adverse Effect. The financial statements most recently provided to the Purchasers, present fairly, in all material respects, the financial position and results of operations and cash flows of the Company on a consolidated basis as of such dates and for such periods in accordance with GAAP, (a) except as otherwise expressly noted therein, (b) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments, and (c) except as may be necessary to reflect any Permitted Practice Subsidiary Restructuring. Since December 31, 2021, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.9 Litigation and Environmental Matters.

(a) Except as disclosed on Schedule 3.06 of the Credit Agreement, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Company nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Liability or Environmental Claim of the Company or any of its Restricted Subsidiaries, and (ii) neither the Company nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.

(c) Neither the Company nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 2.10 Compliance with Laws; Healthcare Laws.

(a) The Company and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 2.10 shall not apply to the Requirements of Law addressed in Section 2.16.

(b) Notwithstanding Section 2.10(a):

(i) The Company and each of its Restricted Subsidiaries is in compliance in all material respects with all Healthcare Laws applicable to it, its assets, business, or operations.

(ii) The Company and each of its Restricted Subsidiaries: (A) is in compliance in all material respects with the applicable requirements of HIPAA, including but not limited to having written agreements in effect as required by HIPAA with all of its Business Associates (as defined by HIPAA); and (B) is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process or data breach with regard to HIPAA that would reasonably be expected to have a Material Adverse Effect. When acting as a Business Associate, the Company and each of its Restricted Subsidiary has in effect agreements that satisfy all of the requirements of HIPAA in all material respects and neither the Company nor any Restricted Subsidiary is in material breach of any such agreements. The Company and each of its Restricted Subsidiaries has developed and has implemented policies and procedures and training programs to facilitate compliance with HIPAA and have performed a thorough assessment of the potential risks and vulnerabilities to the confidentiality, integrity and availability of electronic Protected Health Information (as defined by HIPAA) held in accordance with 45 C.F.R. § 164.308(a)(1)(ii)(A). Neither the Company nor any of its Restricted Subsidiaries has received written notice of complaints or investigations from any Governmental Authority regarding their respective uses or disclosure of individually identifiable health-related information. With regard to individually identifiable health information, the Company and each of its Restricted Subsidiaries has no knowledge of any non-permitted use or disclosure, breach of a Business Associate or confidentiality agreement, security incident (other than immaterial incidents that did not result in a disclosure of Protected Health Information) or breach (each as determined by reference to HIPAA or applicable state law) by, or involving the systems of, the Company or any Restricted Subsidiary or by any employee, or contractor thereof except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.11 Investment Company Status. The Company is not an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 2.12 Taxes. The Company and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Company or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.13 ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period ending on the date of this Agreement, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 2.14 Solvency. As of the Closing Date, after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions on the Closing Date: (a) the sum of the debt (including contingent liabilities) of the Company and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Company and its Restricted Subsidiaries, taken as a whole; (b) the capital of the Company and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (c) the Company and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in accordance with their terms. For purposes of this Section 2.14, (i) it is assumed that the Indebtedness and other obligations under the Transactions will come due at its respective maturities and (ii) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 2.15 Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Company or any of its Restricted Subsidiaries pending or, to the knowledge of the Company or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Company and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

SECTION 2.16 Sanctions.

(a) (i) Neither the Company nor any of its Subsidiaries or any of the respective directors or officers or, to the knowledge of the Company, agents (solely to the extent acting in its capacity as an agent for the Company or any of its Subsidiaries) or employees of the Company or its Subsidiaries is the subject or target of any U.S. economic or financial sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. State Department (collectively, “Sanctions”); and (ii) the Company has not used and will not use, directly or, to its knowledge, indirectly, any part of the proceeds of the sale of the Series A Preferred Shares, the Warrants or the Warrant Shares or otherwise made or will make available such proceeds to any Person to finance the activities of any Person that is the subject or target of any Sanctions.

(b) To the extent applicable, the Company and its Subsidiaries are in compliance, in all material respects, with the USA PATRIOT Act.

(c) (i) Neither the Company nor any of its Subsidiaries or any of the respective directors or officers or, to the knowledge of the Company, agents (solely to the extent acting in its capacity as an agent for the Company or any of its Subsidiaries) or employees of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA and any other applicable Requirement of Law of any Governmental Authority relating to the corruption or bribery; and (ii) the Company has not used and will not use, directly or, to its knowledge, indirectly, any part of the proceeds of the sale of the Series A Preferred Shares, the Warrants or the Warrant Shares or otherwise made or will make available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA.

(d) The representations and warranties set forth in Section 2.16 made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in Section 2.16 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

SECTION 2.17 Disclosure. None of the written information and written data heretofore or contemporaneously furnished or made available in writing by or on behalf of the Company or any Subsidiary to any Purchaser (or its Representatives) on or prior to the Closing Date in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or any other Related Agreement on or prior to the Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants to the Company, solely with respect to such Purchaser and not with respect to any other Purchaser, as of the Closing Date, that:

SECTION 3.1 Existence, Qualification and Power. Such Purchaser (a) is duly organized or incorporated and validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except where the failure to be so duly organized or incorporated or validly existing would not reasonably be expected to result in a Material Adverse Effect on the Purchaser’s ability to perform its obligations hereunder and the Related Agreements to which it is a party; and (b) has all corporate or other organizational power and authority to execute, deliver and perform its obligations under this Agreement and any other agreement to which it is a party. All material consents, approvals, authorizations and orders required on the part of such Purchaser for the execution and delivery by such Purchaser of this Agreement, the consummation of this Agreement by Purchaser, and the transactions contemplated herein and therein to which the Purchaser is a party have been obtained and are in full force and effect.

SECTION 3.2 Power; Authorization. Such Purchaser has the power, capacity and authority, and the legal right, to make, deliver and perform this Agreement and the Related Agreements to which it is a party. This Agreement constitutes, and each Related Agreement to which such Purchaser is a party upon execution will constitute, a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.3 Investment Matters.

(a) Such Purchaser is, and was at the time such Purchaser was offered the Series A Preferred Shares, (i) a qualified institutional buyer, (ii) an institutional accredited investor (as such term is defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D) or (iii) a non-U.S. Person (as such term is defined in Regulation S) and will not acquire the Series A Preferred Shares for the account or benefit of any U.S. Person.

(b) Such Purchaser is acquiring the Series A Preferred Shares for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act.

(c) Such Purchaser understands that (i) the Series A Preferred Shares have not been registered under the Securities Act and the Series A Preferred Shares are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) all or any part of the Series A Preferred Shares may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state securities laws.

(d) Such Purchaser understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act (“Rule 144”) (the provisions of which are known to the Purchaser) depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(e) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchaser, except as otherwise expressly provided for in this Agreement or in any Related Agreement.

(f) No portion of the funds or assets that will be used by such Purchaser to pay such Purchaser’s portion of the Aggregate Purchase Price or to acquire or hold the Series A Preferred Shares, constitute or will constitute the assets of any (i) employee benefit plan subject to Title I of ERISA, (ii) plan described in and subject to Section 4975 of the Code (each such employee benefit plan and plan described in clauses (i) and (ii) referred to herein as an “ERISA Plan”), (iii) plan, account or other arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code that could cause the underlying assets of the Company to be treated as assets of such plan, account or arrangement (a “Similar Law Plan”) or (iv) entity whose underlying assets are deemed to include “plan assets” of any such ERISA Plan or Similar Law Plan pursuant to Section 3(42) of ERISA and any regulations that may be promulgated thereunder or otherwise.

SECTION 3.4 Consents and Approvals. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Authority or third party is necessary or required by or with respect to such Purchaser for the execution of this Agreement by such Purchaser and the Related Agreements to which it is a party or the consummation by such Purchaser of the Transactions.

SECTION 3.5 No Conflict. None of the execution, delivery or performance by such Purchaser of this Agreement nor the consummation by such Purchaser of the Transactions will conflict with, violate or constitute a breach of or a default under (i) such Purchaser’s or any of its subsidiaries’ Organizational Documents, (ii) any Related Agreements to which such Purchaser or any of its subsidiaries is a party or by which it or any subsidiary is bound or (iii) any applicable law binding upon such Purchaser or any of its subsidiaries, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to enjoin, prevent or delay the consummation by such Purchaser of the Transactions.

SECTION 3.6 No Reliance. Such Purchaser acknowledges that it has made its own decision to purchase the applicable Purchased Shares hereunder without reliance on any representation or warranty of the Company or any third party (other than with respect to the representations and warranties expressly set forth in Article II). Such Purchaser further acknowledges that neither the Company nor any other party has any responsibility with respect to any statements, representations or warranties that have been made or may be made in connection with the transactions contemplated by this Agreement regarding the Company, or the value of the Purchased Shares, and that neither the Company nor any other party has made any representation, warranty or covenant, express or implied, to such Purchaser in connection with the Transactions (other than with respect to the representations and warranties expressly set forth in Article II). Specifically, the Company has not made any representation, warranty or covenant, express or implied, with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or the value of the Purchased Shares. Such Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that such Purchaser considers important in making the decision to acquire the applicable portion of the Purchased Shares.

ARTICLE IV

ADDITIONAL COVENANTS

SECTION 4.1 Expenses. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses (including reasonable legal costs and expenses) of such Purchaser in connection with the preparation, negotiation, execution and delivery of this Agreement, the Related Agreements and the documents and instruments referred to herein and therein and the consummation of the transactions contemplated hereby and thereby, as set out in the Investors’ Rights Agreement; provided, that in the case of legal fees and expenses, (a) such expenses shall be limited to reimbursement of (i) the reasonable and documented out-of-pocket fees, charges and disbursements of Kirkland & Ellis LLP acting as legal counsel to the Purchasers, taken as a whole, (ii) the reasonable and documented out-of-pocket fees, charges and disbursements of Stroock & Stroock & Lavan LLP solely to the extent incurred prior to the date of the Series A Commitment Letter and (iii) if reasonably necessary, the fees, charges and disbursements of one local counsel in any relevant material local jurisdiction for all such Persons, taken as a whole, incurred in connection therewith, and (b) Knighthead Capital Management, LLC or its Affiliates, shall provide the Company advance notice (and a detailed explanation of the basis therefor) if the aggregate amount of such fees, charges and disbursements will exceed $750,000.

SECTION 4.2 Further Assurances. The Parties will execute and deliver such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

SECTION 4.3 Compliance with Laws. The Parties agree to conduct their business in compliance in all material respects with all Anti-Corruption Laws, Anti-Terrorism and Anti-Money Laundering Laws, and Global Trade Control Laws, and not to take any action that would cause a Party to be in violation of any Anti-Corruption Laws, Anti-Terrorism and Anti-Money Laundering Laws, or Global Trade Control Laws.

SECTION 4.4 Securities Act. For so long as any of the Series A Preferred Shares, Warrants or Warrant Shares remain outstanding and constitute “restricted securities” within the meaning of the Securities Act of 1933 of the United States of America (the “Securities Act”), the Company will make available at the Company’s expense, upon request, to any holder of Series A Preferred Shares, Warrants or Warrant Shares, and any prospective purchasers thereof, the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Securities Exchange Act of 1934 of the United States of America, as amended.

ARTICLE V

MISCELLANEOUS

SECTION 5.1 Survival. All (a) representations and warranties made by the Company and each Purchaser contained in this Agreement, or made by or on behalf of them, respectively, pursuant to this Agreement shall survive until the 12 month anniversary of the Closing Date, and (b) all covenants of the Company and each Purchaser in this Agreement shall survive the execution and delivery of this Agreement in accordance with their respective terms.

SECTION 5.2 Entire Agreement; Parties in Interest. This Agreement (including the exhibits hereto), the Charter, the Investors’ Rights Agreement, the Certificate of Designation and the Series A Commitment Letter (to the extent the obligations that are expressly stated in the Series A Commitment Letter survive termination thereof as set forth therein) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except for the provisions of Section 5.3 which will be enforceable by the beneficiaries contemplated thereby.

SECTION 5.3 No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced by a Party against, and any Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by such Party against, another Party, and no current, former or future Affiliates of a Party, or any of the foregoing Persons’ respective Representatives (collectively, the “Related Parties”), will have any Liability for any Liabilities of such Party for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the purchase of the Series A Preferred Shares hereunder or the Transactions or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event will a Party or any of its Affiliates, and each Party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover losses or other damages in connection therewith from, any Related Party.

SECTION 5.4 Governing Law and Jurisdiction. This Agreement and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. To the extent permitted by law, each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts located in the State of New York sitting in the Borough of Manhattan, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the Parties hereto hereby irrevocably agrees that all claims or disputes with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

SECTION 5.5 Remedies.

(a) Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy will not preclude the exercise of any other remedy.

(b) Each Party hereby acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms, and that remedies at law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

SECTION 5.6 Notice.

(a) Except as otherwise provided in this Agreement, any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and delivered by (i) email or (ii) registered mail via a national courier service to the following email address or physical address, as applicable:

If to the Company:

ATI Physical Therapy, Inc.

790 Remington Boulevard

Bolingbrook, Illinois 60440

Attention: Joanne Fong and Joseph Jordan

Email: joanne.fong@atipt.com and joseph.jordan@atipt.com

with a copy (not constituting notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway, Suite 400

Redwood Shores, CA 94065

Attention: Matt Stewart

Email: Matt.Stewart@weil.com

If to any Purchaser, to the address set forth below such Purchaser’s name on the applicable signature page hereto.

(b) Notice or other communication pursuant to Section 5.6(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day. Any Party may specify a different address, by written notice to the other Parties. The change of address will be effective upon the other Parties’ receipt of the notice of the change of address.

SECTION 5.7 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the holders of a majority of the Series A Preferred Shares at that time in issue and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. No knowledge, investigation or inquiry, or failure or delay by the Company or the Purchaser in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

SECTION 5.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which constitutes an original, and all of which taken together constitute one instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy of this Agreement.

SECTION 5.9 Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted assigns and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties. Any assignment or transfer in violation of this Section 5.9 shall be null and void.

SECTION 5.10 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

SECTION 5.11 Certain Company Acknowledgements. The Company acknowledges on its behalf and on behalf of its Subsidiaries that the Purchasers and its Affiliates may be involved in a broad range of transactions and may have economic interests that conflict with those of the Company and its Subsidiaries. Each Purchaser is and will act under this Agreement as an independent contractor. Nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of the Purchaser to the Company, any of its Subsidiaries or any Affiliate or equity holder thereof. The transactions contemplated by this Agreement are arm’s-length commercial transactions between the Purchasers, on the one hand, and the Company on the other hand. In connection with the Transactions and with the process leading to the Transactions, the each Purchaser is acting solely as a principal and not as agent or fiduciary of the Company or any of its Subsidiaries or member of management, equity holders or creditors thereof or any other Person. The Purchasers have not assumed an advisory or fiduciary responsibility or any other obligation in favor of the Company or any of its Subsidiaries with respect to the Transactions or the process leading thereto (irrespective of whether any Purchaser or any of its Affiliates has advised or is currently advising the Company or any of its Affiliates or equity holders on other matters), except for the obligations expressly set forth in this Agreement or applicable Related Agreement. The Company has consulted its own legal, tax, accounting, regulatory and financial advisors to the extent it has deemed appropriate. The Company is responsible for making its own independent judgment with respect to the Transactions and the process leading thereto.

SECTION 5.12 PATRIOT Act. The Purchasers hereby notify the Company that, pursuant to the requirements of the PATRIOT Act, the Purchasers may be required to obtain, verify and record information that identifies the Company, including its name, address and other information that will allow the Purchasers to identify, the Company in accordance with the PATRIOT Act.

SECTION 5.13 Termination of Series A Commitment Letter. Effective upon the Closing Date, the Series A Commitment Letter will terminate and be of no further force and effect and the parties thereto will have no further obligations thereunder, except for, in each case, the obligations that are expressly stated therein to survive termination thereof as set forth therein.

SECTION 5.14 Rights of Third Parties. Except as expressly stated in this Agreement, no Person that is not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

ARTICLE VI

DEFINITIONS

SECTION 6.1 Certain Definitions.

(a) The following words and phrases have the meanings specified in this Section 6.1:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Corruption Laws” means any applicable laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption; and in the United States, the Foreign Corrupt Practices Act.

“Anti-Terrorism and Anti-Money Laundering Laws” means any applicable laws, regulations or conventions in any part of the world related to terrorism or money laundering, including, the European Union Money Laundering Directives; in the United States, the Executive Order and statutes authorizing the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970 and the PATRIOT Act.

“Authorized Officer” means, as applied to any Person, any individual (a) holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person and (b) with respect to which the secretary or assistant secretary of such Person has delivered an incumbency certificate to the Purchaser as to the authority of such individual in such position.

“Business Day” means any day that is not a Saturday or Sunday or other day on which the commercial banks in New York City are authorized or required by law to remain closed or any public holiday in Singapore.

“Certificate of Designation” means that certain Certificate of Designation of Series A Non-Convertible Senior Preferred Stock of the Company, dated as of February 24, 2022.

“Charter” means the Company’s Second Amended and Restated Certificate of Incorporation, filed on June 16, 2021 as amended from time to time in accordance with its terms and the terms of this Agreement and which includes, for the avoidance of doubt, the Certificate of Designation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commitment Letter Conditions” means the conditions set forth on Exhibit C to the Series A Commitment Letter.

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” means that certain Credit Agreement, dated as of February 24, 2022, by and among ATI Holdings Acquisition, Inc., Wilco Intermediate Holdings, Inc., the lenders from time to time party thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

“Encumbrance” means all security interests, mortgages, charges, options, equities, claims, or other third party rights (including rights of pre-emption) of any nature whatsoever.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fee Letter” means that certain fee letter, dated as of February 14, 2022, by and among the Purchasers and the Company, with respect to the payment of consideration for the agreements and commitments under the Series A Commitment Letter.

“Global Trade Control Laws” means any laws, regulations or conventions in any part of the world related to import transactions, export transactions, or economic sanctions, including the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority or the U.S. President’s Executive Orders and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or U.S. Department of State; European Union Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; economic sanctions administered by Her Majesty’s Treasury of the United Kingdom; and all relevant regulations made under any of the foregoing.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provincial, county, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of the Closing Date, between the Company and the Company stockholders named therein, as amended from time to time in accordance with the terms thereof.

“Law” means any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any governmental entity.

“Liability” means any indebtedness, loss, damage, claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Material Adverse Effect” means any event, circumstance or condition that has had a material adverse effect on (i) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and each of its Subsidiaries, taken as a whole, (ii) the material rights and remedies (taken as a whole) of the Purchaser under this Agreement, the Investors’ Rights Agreement, the Certificate of Designation and the Charter or (iii) the ability of the Company to perform its payment obligations under the Charter.

“Organizational Documents” means the articles or certificate of incorporation or formation, certificate of limited partnership, joint venture or partnership agreement, operating or limited liability company agreement, by-laws or other constitutional, governing or organizational document of any Person other than an individual, each as from time to time amended or modified.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Person” means an individual, a corporation, a partnership, a limited liability company, an exempted company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a governmental entity, and any successors and permitted assigns of such Person.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator or mediator.

“Related Agreement(s)” means the Investors’ Rights Agreement, the Warrant Agreement, the Warrants and the Charter.

“Representatives” means, with respect to any Person, such Person’s directors, partners, officers, employees and agents and the attorneys, accountants, experts and advisors of such Person and such Person’s Affiliates.

“Series A Commitment Letter” means that certain commitment letter, dated as of February 14, 2022, by and among the Purchasers and the Company, with respect to the sale and issuance of preferred equity securities.

“Stated Value” means the stated value per share of the Series A Preferred Shares, equal to $1,000 per share.

“Subsidiary” means, with respect to any Person, (a) a corporation or body corporate of which more than 50% of the combined voting power of the outstanding voting shares is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has a majority ownership and power to direct the policies, management and affairs thereof.

“Transactions” means the transactions contemplated by this Agreement, the Related Agreements and the Credit Agreement.

“U.S.” means the United States of America.

SECTION 6.2 Construction. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement will have independent significance. The headings are for convenience only and will not be given effect in interpreting this Agreement. References to sections, articles or exhibits are to the sections, articles and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. The phrases “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of such document or information was posted by or on behalf of the Company to the virtual data room maintained by Evercore Group L.L.C. in connection with Project Ankle not less than 24 hours prior to the date hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” in this Agreement mean “include/includes/including without limitation.” All references to $, currency, monetary values and dollars set forth herein means U.S. dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. References to a Person also include its permitted assigns and successors. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a correct and accurate copy of such item has been delivered. Any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” All references to the knowledge of the Company or any Subsidiary of the Company or facts known by any such Person shall mean actual knowledge of any Authorized Officer of such Person. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any Law, contract, agreement or other instrument, including the governing documents of any Person will be construed as referring to such Law, contract, agreement or instrument as amended or modified or, in the case of a Law, codified or reenacted, in each case, in whole or in part, and as in effect from time to time. The Parties acknowledge and agree that (a) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be used to interpret this Agreement and (c) the provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of such previous drafts of this Agreement or any of the other Related Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any other Related Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

ATI PHYSICAL THERAPY, INC.

By:	/s/ Joseph Jordan
Name:	Joseph Jordan
Title:	Chief Financial Officer

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASER:

KNIGHTHEAD MASTER FUND, L.P.

By: Knighthead Capital Management,
LLC, its Investment Manager

By:	/s/ Laura Torrado
Name:	Laura Torrado
Title:	General Counsel

KNIGHTHEAD (NY) FUND, L.P.

By: Knighthead Capital Management,
LLC, its Investment Advisor

By:	/s/ Laura Torrado
Name:	Laura Torrado
Title:	General Counsel

KNIGHTHEAD ANNUITY & LIFE
ASSURANCE COMPANY

By: Knighthead Capital Management,
LLC, its Investment Advisor

By:	/s/ Laura Torrado
Name:	Laura Torrado
Title:	General Counsel

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

KNIGHTHEAD DISTRESSED OPPORTUNITIES FUND, L.P.

By: Knighthead Capital Management.
LLC, its Investment Manager

By:	/s/ Laura Torrado
Name:	Laura Torrado
Title:	General Counsel

Knighthead Capital Management, LLC
280 Park Avenue, 22nd Floor
New York, New York 10017
Attention: Michael Friedberg, Andrew
Shannahan, Laura Torrado
Email: ops@knighthead.com,
ashannahan@knighthead.com,
ltorrado@knighthead.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Tim Cruickshank; H. Thomas Felix
Email: tim.cruickshank@kirkland.com; tommy.felix@kirkland.com

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

MARATHON ASSET MANAGEMENT, LP
On behalf of certain of its managed funds and
accounts

By:	/s/ Louis Hanover
Name:	Louis Hanover
Title:	Chief Investment Officer

Marathon Asset Management, LP
One Bryant Park, 38th Floor
New York, New York 10036
Attention: Randy Raisman
Email: rraisman@marathonfund.com

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

CASPIAN SELECT CREDIT MASTER
FUND, LTD.

By:	/s/ Richard A. Roman
Name:	Richard A. Roman
Title:	Authorized Signatory

CASPIAN SOLITUDE MASTER FUND, L.P.

By:	/s/ Richard A. Roman
Name:	Richard A. Roman
Title:	Authorized Signatory

CASPIAN HLSC1, LLC

By:	/s/ Richard A. Roman
Name:	Richard A. Roman
Title:	Authorized Signatory

CASPIAN SC HOLDINGS, L.P.

By:	/s/ Richard A. Roman
Name:	Richard A. Roman
Title:	Authorized Signatory

SPRING CREEK CAPITAL, LLC

By:	/s/ Richard A. Roman
Name:	Richard A. Roman
Title:	Authorized Signatory

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

CASPIAN FOCUSED OPPORTUNITIES
FUND, L.P.

By:	/s/ Richard A. Roman
Name:	Richard A. Roman
Title:	Authorized Signatory

BLACKSTONE ALTERNATIVE MULTI-
STRATEGY SUB FUND IV, LLC
By: Blackstone Alternative Investment
Advisors LLC, its Investment Adviser

By: Caspian Capital LP, its Sub-Adviser

By:	/s/ Richard A. Roman
Name:	Richard A. Roman
Title:	Authorized Signatory

BLACKSTONE ALTERNATIVE
INVESTMENT FUND PLC
On behalf of its sub-fund Blackstone
Diversified Multi Strategy Fund

By: Caspian Capital LP, its Sub-Adviser

By:	/s/ Richard A. Roman
Name:	Richard A. Roman
Title:	Authorized Signatory

Caspian Capital LP
10 E. 53rd Street, 35th Fl.
New York, NY 10022
Attention: Legal Department
Email: legal@caspianlp.com;
ops@caspianlp.com; irene@caspianlp.com;
tiger@caspianlp.com

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

ONEX CAPITAL SOLUTIONS
HOLDINGS, LP

By: Onex Capital Solutions GP, LP, its
general partner

By: Onex Capital Solutions GP, LLC,
its general partner

By:	/s/ Steve Gutman
Name:	Steve Gutman
Title:	General Counsel

Onex Capital Solutions Holdings, LP
930 Sylvan Avenue Suite 105
Englewood Cliffs, NJ 07632
Attention: Andrew Walker/Chris Clark
Email: notifications@onexcredit.com , cclark@onexcredit.com

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Purchased Shares	Purchase Price	Penny Warrant Shares	$3 Warrant Shares
Knighthead Distressed Opportunities Fund, L.P.	18,652	$18,465,480.00	779,884	519,923
Knighthead Annuity & Life Assurance Company	14,755	$14,607,450.00	616,942	411,294
Knighthead Master Fund, L.P.	32,116	$31,794,840.00	1,342,846	895,231
Knighthead (NY) Fund, L.P.	9,477	$9,382,230.00	396,256	264,171
Marathon Distressed Credit Master Fund	42,200	$41,778,000.00	1,411,586	1,529,217
MCSP Sub LLC	4,410	$4,365,900.00	147,514	159,807
Marathon StepStone Master Fund LP	3,390	$3,356,100.00	113,395	122,845
Caspian Select Credit Master Fund, Ltd.	9,098	$9,007,020.00	332,858	301,157
Caspian Solitude Master Fund, L.P.	1,353	$1,339,470.00	49,501	44,786
Caspian HLSC1, LLC	1,072	$1,061,280.00	39,220	35,485

Caspian SC Holdings, L.P.	849	$840,510.00	31,061	28,103
Spring Creek Capital, LLC	2,403	$2,378,970.00	87,916	79,543
Caspian Focused Opportunities Fund, L.P.	1,606	$1,589,940.00	58,757	53,161
Blackstone Alternative Multi-Strategy Sub Fund IV, LLC (BXII)	1,516	$1,500,840.00	55,464	50,182
Blackstone Alternative Multi-Strategy Sub Fund IV, LLC (BXIIb)	1,523	$1,507,770.00	55,720	50,413
Blackstone Alternative Investment Fund Plc (BXIII)	294	$291,060.00	10,756	9,732
Blackstone Alternative Investment Fund Plc (BXIIIb)	286	$283,140.00	10,463	9,467
Onex Capital Solutions Holdings, LP	20,000	$19,800,000.00	731,716	662,029
Totals	165,000	$163,350,000.00	6,271,855	5,226,546

EXHIBIT B

FORM OF WARRANT AGREEMENT

(See Attached.)

EXHIBIT C

FORM OF OPINION

(See Attached.)

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

(See Attached.)

SCHEDULE 2.5

(See Attached.)